Exhibit 4.12

Execution version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

VIVOPOWER US-NC-31 LLC

and

VIVOPOWER US-NC-47 LLC

as Sellers

and

NES US NC-31 LLC

and

NES US NC-47 LLC

as Buyers

dated as of

May 25, 2018

-i-

(continued)

-ii-

(continued)

EXHIBITS

Exhibit A	Form of Parent Guarantee
Exhibit B	Base Case Revenue
Exhibit C	Form of Assignment and Conveyance
Exhibit D-1	Form of Replacement-NES Tax Equity Guaranty (NC-31)
Exhibit D-2	Form of Replacement-NES Tax Equity Guaranty (NC-47)
Exhibit E-1	Form of Replacement-Vivo Tax Equity Guaranty (NC-31)
Exhibit E-2	Form of Replacement-Vivo Tax Equity Guaranty (NC-47)
Exhibit 5.10	Post-Closing Reports

-iii-

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of May 25, 2018 (this “Agreement”), is made and entered into by and among NES US NC-31 LLC, a Delaware limited liability company (“NC-31 Buyer”), NES US NC-47 LLC, a Delaware limited liability company (“NC-47 Buyer,” and together with NC-31 Buyer, “Buyers”), VivoPower US-NC-31 LLC, a Delaware limited liability company (“NC-31 Seller”) and VivoPower US-NC-47 LLC, a Delaware limited liability company (“NC-47 Seller,” and together with NC-31 Seller, “Sellers”). Each of NC-31 Buyer, NC-47 Buyer, NC-31 Seller and NC-47 Seller is referred to individually as a “Party,” and collectively as the “Parties.”

RECITALS

A.     Each Seller is a direct, wholly-owned subsidiary of VivoPower USA LLC, a Delaware limited liability company (“Parent”).

B.     NC-31 Seller owns all of the outstanding Class B Membership Interests of US-NC-31 Sponsor Partner, LLC (“NC-31 UTP”) and NC-47 Seller owns all of the outstanding Class B Membership Interests of US-NC-47 Sponsor Partner, LLC (“NC-47 UTP,” and together with NC-31 UTP, the “UTPs”).

C.     NC-31 Seller desires to sell to NC-31 Buyer, and NC-31 Buyer desires to acquire from NC-31 Seller, all of the Class B Membership Interests of NC-31 UTP held by NC-31 Seller (collectively, the “NC-31 Acquired Membership Interests”), subject to the terms and conditions set forth herein.

D.     NC-47 Seller desires to sell to NC-47 Buyer, and NC-47 Buyer desires to acquire from NC-47 Seller, all of the Class B Membership Interests of NC-47 UTP held by NC-47 Seller (collectively, the “NC-47 Acquired Membership Interests,” and together with the NC-31 Acquired Membership Interests, the “Acquired Membership Interests”), subject to the terms and conditions set forth herein.

E.     As a material inducement to Buyers to enter into this Agreement, concurrently with the execution of this Agreement, Parent has issued and delivered a guarantee, in the form attached hereto as Exhibit A (the “Parent Guarantee”), in favor of Buyers with respect to the obligations of Sellers arising under, or in connection with, this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.1     Terms Defined. Except as otherwise expressly provided in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Acquired Companies” means NC-31 UTP, US-NC-31 Sponsor, LLC, a Delaware limited liability company, IS-31 Holdco, NC-31 Project Company, NC-47 UTP, US-NC-47 Sponsor, LLC, a Delaware limited liability company, IS-47 Holdco and NC-47 Project Company.

“Acquired Membership Interests” has the meaning set forth in the Recitals hereto.

“Actual Revenue” means revenue in United States dollars ($US) received by the Project Companies for the selling of Product.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; with the term “control” (including the related term “controlled”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble and includes the Disclosure Schedules and the other Schedules and Exhibits hereto, all as may be amended from time to time in accordance with the provisions hereof.

“Balance Sheet” has the meaning set forth in Section 3.4.

“Balance Sheet Date” has the meaning set forth in Section 3.4.

“Base Case Revenue” means the expected revenue for any particular Earnout Year set forth on Exhibit B.

“Books and Records” means all files, documents, instruments, papers, books, reports, records, drawings, tapes, microfilms, photographs, letters, budgets, ledgers, journals, title policies, supplier lists, regulatory filings, compliance records, engineering design plans, blueprints and as built plans, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), financial statements, tax returns and related work papers and letters from accountants, budgets, ledgers, journals, minute books, membership interest certificates and books, membership interest transfer ledgers, Contracts, permits, orders, governmental approvals, internal and external correspondence and other documents relating to the operation of the Facilities (including correspondence with contractors, customers, suppliers, vendors and the like), and other similar materials that, in all such cases, are related to the business and the assets and the operations of the Acquired Companies, in whatever form (including electronic).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York or North Carolina are authorized or required by Law to be closed for business.

“Buyers” has the meaning set forth in the preamble.

“Buyer Indemnified Party” has the meaning set forth in Section 7.2.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2 and Section 4.3.

“Claim” means any demand, claim, action, legal proceeding (whether at law or in equity), investigation or arbitration.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Payment” means the aggregate of the NC-31 Closing Purchase Price and the NC-47 Closing Purchase Price.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated as of May 11, 2018, between New Energy Solar US Corp. and Parent.

“Contract” means any written or oral contract, agreement, binding arrangement, bond, deed of trust, note, credit or loan agreement, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, binding undertaking or other agreement that is legally binding of any kind (whether written or oral and whether express or implied).

“Deductible” has the meaning set forth in Section 7.4(a).

“Direct Claim” has the meaning set forth in Section 7.5(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyers concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.5.

“Disputed Earnout Amounts” has the meaning set forth in Section 2.4(d).

“Distribution True-Up” has the meaning set forth in Section 2.6.

“Dollars” or “$” means the lawful currency of the United States.

“Drop Dead Date” means September 30, 2018.

“Earnout Payment” has the meaning set forth in Section 2.4.

“Earnout Resolution Period” has the meaning set forth in Section 2.4(c).

“Earnout Review Period” has the meaning set forth in Section 2.4(b).

“Earnout Statement” has the meaning set forth in Section 2.4(b).

“Earnout Year” means each calendar year between 2027 and 2052.

“Effective Time” means 11:59 p.m. (New York time) on the Closing Date.

“Encumbrance” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, imposition, encroachment, option, right of others, deed of trust, hypothecation, restriction (whether on voting, sale, transfer, disposition, or otherwise), charge, easement, covenant, right-of-way, reservation, title defect, adverse title matter or other encumbrance or restriction of any kind, or the interest of a vendor, lessor or other similar party under any conditional sale agreement, capital lease or other title retention agreement relating to any asset or any other contract to give any of the foregoing.

“Facilities” means the NC-31 Facility and the NC-47 Facility.

“Financial Statements” means the financial statements of each UTP and its consolidated subsidiaries required to have been delivered to the applicable Buyer under each UTP LLCA.

“GAAP” means United States generally accepted accounting principles as in effect from time to time consistently applied.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority including securities exchanges (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Holdback Amount” means the sum of the NC-31 Holdback Amount and the NC-47 Holdback Amount.

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Independent Accountants” means Whitley Penn LLP or such other qualified accounting firm mutually agreed by the Parties.

“IS-31 Holdco” means IS-31 Holdings, LLC, a Delaware limited liability company.

“IS-47 Holdco” means IS-47 Holdings, LLC, a Delaware limited liability company.

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the knowledge of those Persons listed in Section 1.1(a) of the Disclosure Schedules after reasonable and due inquiry and investigation.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, binding administrative interpretation, injunction, other requirement or rule of law of any Governmental Authority.

“Losses” means all claims, injuries, lawsuits, liabilities, losses, damages, judgments, causes of action, deficiencies, Taxes, obligations, fines, penalties, costs and expenses, including the reasonable documented fees and disbursements of counsel (including fees of attorneys and paralegals, whether at the pre-trial, trial, or appellate level, or in arbitration) and all amounts reasonably paid in investigation, remediation, defense, or settlement of any of the foregoing.

“Managing Member” has the meaning set forth in each UTP LLCA.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Acquired Companies, individually or in the aggregate, or (b) the ability of Sellers to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Acquired Companies operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof other than any of the foregoing involving physical damage or destruction to or rendering unusable facilities or properties of the Acquired Companies; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyers; (vi) any matter set forth in the Disclosure Schedules; (vii) any change in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement or pendency of the transactions contemplated by this Agreement; (ix) any natural or man-made disaster or act of God other than any of the foregoing involving physical damage or destruction to or rendering unusable facilities or properties of the Acquired Companies; or (x) any failure by the Acquired Companies to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded) except, in the case of clauses (i), (ii), (iii), (iv), (vii) or (ix) above, to the extent that any such change, event or effect has a disproportionate effect on the business, assets, properties, financial condition or results of operations of the Acquired Companies, relative to other similarly situated companies.

“Membership Interest Assignment” means an Assignment and Conveyance in the form of Exhibit C.

“Membership Interests” has the meaning set forth in each UTP LLCA.

“Modification Agreement” has the meaning set forth in Section 2.4(c).

“NC-31 Acquired Membership Interests” has the meaning set forth in the Recitals hereto.

“NC-31 Buyer” has the meaning set forth in the preamble.

“NC-31 Closing Purchase Price” means an amount equal to $6,695,000.00 minus the NC-31 Major Maintenance Reserve Adjustment Amount, as adjusted pursuant to Section 6.2(j).

“NC-31 Earnout Payment” means the aggregate amount of the Earnout Payment attributable to the NC-31 UTP.

“NC-31 Facility” means that certain 34MWac solar facility located in Bladenboro, North Carolina, owned by NC-31 Project Company.

“NC-31 Holdback Amount” means an amount equal to $831,281.00.

“NC-31 Major Maintenance Reserve Adjustment Amount” means an amount equal to $546,450.63.

“NC-31 Project Company” means Innovative Solar 31, LLC, a North Carolina limited liability company.

“NC-31 Purchase Price” means the NC-31 Closing Purchase Price plus the NC-31 Earnout Payment.

“NC-31 Seller” has the meaning set forth in the preamble.

“NC-31 UTP” has the meaning set forth in the Recitals hereto.

“NC-47 Acquired Membership Interests” has the meaning set forth in the Recitals hereto.

“NC-47 Buyer” has the meaning set forth in the preamble.

“NC-47 Closing Purchase Price” means an amount equal to $4,941,000.00 minus the NC-47 Major Maintenance Reserve Adjustment Amount, as adjusted pursuant to Section 6.2(j).

“NC-47 Earnout Payment” means the aggregate amount of the Earnout Payment attributable to the NC-47 UTP.

“NC-47 Facility” means that certain 34MWac solar facility located in Maxton, North Carolina, owned by NC-47 Project Company.

“NC-47 Holdback Amount” means an amount equal to $192,891.00.

“NC-47 Major Maintenance Reserve Adjustment Amount” means an amount equal to $574,875.00.

“NC-47 Project Company” means Innovative Solar 47, LLC, a North Carolina limited liability company.

“NC-47 Purchase Price” means the NC-47 Closing Purchase Price plus the NC-47 Earnout Payment.

“NC-47 Seller” has the meaning set forth in the preamble.

“NC-47 UTP” has the meaning set forth in the Recitals hereto.

“NES Guarantor” means New Energy Solar US Corp., a Delaware corporation.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Ownership Share” means 14.45% with respect to NC-31 Seller and NC-31 UTP and 10.00% with respect to NC-47 Seller and NC-47 UTP.

“Parent” has the meaning set forth in the Recitals hereto.

“Permitted Encumbrances” means (a) restrictions on transfer imposed by applicable securities Laws, (b) restrictions on transfer set forth in the Organizational Documents of the Acquired Companies, and (c) any Encumbrances created by or through Buyers.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Product” means the electrical energy and renewable energy certificates which are or can be produced by the Facilities.

“Project Companies” means NC-31 Project Company and NC-47 Project Company.

“Purchase Price” has the meaning set forth in Section 2.2.

“Replacement-NES Tax Equity Guaranty” means (i) with respect to NC-31 UTP, that certain Amended and Restated Guaranty and Indemnification Agreement to be made by NES Guarantor, for the benefit of the Tax Equity Investor, in the form attached as Exhibit D-1, and (ii) with respect to NC-47 UTP, that certain Amended and Restated Guaranty and Indemnification Agreement to be made by NES Guarantor, for the benefit of the Tax Equity Investor, in the form attached as Exhibit D-2.

“Replacement-Vivo Tax Equity Guaranty” means (i) with respect to NC-31 UTP, that certain Amended and Restated Guaranty Agreement to be made by Parent, for the benefit of the Tax Equity Investor, in the form attached as Exhibit E-1, and (ii) with respect to NC-47 UTP, that certain Second Amended and Restated Guaranty Agreement to be made by Parent, for the benefit of the Tax Equity Investor, in the form attached as Exhibit E-2.

“Replacement Tax Equity Guaranties” means, collectively, the Replacement-NES Tax Equity Guaranty and the Replacement-Vivo Tax Equity Guaranty.

“Representative” means, with respect to any Person, any and all managers, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Sellers” has the meaning set forth in the preamble.

“Seller Indemnified Party” has the meaning set forth in Section 7.3.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.6(b) and Section 3.8.

“Statement of Earnout Objections” has the meaning set forth in Section 2.4(c).

“Tax Equity Investor” means Firstar Development, LLC, a Delaware limited liability company and, as applicable with respect to IS-47 Holdco, USB RETC FUND 2017-1, LLC, a Delaware limited liability company.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, together with any interest, additions or penalties with respect thereto.

“Third-Party Claim” has the meaning set forth in Section 7.5(a).

“Transaction Documents” means the Membership Interest Assignment, the Parent Guarantee and the other agreements and instruments to be executed and delivered at Closing in accordance with the provisions of this Agreement.

“UTP LLCA” means (i) with respect to NC-31 UTP, that certain Amended and Restated Operating Agreement, dated as of July 29, 2016, by and between NC-31 Buyer and NC-31 Seller, and (ii) with respect to NC-47 UTP, that certain Amended and Restated Operating Agreement, dated as of October 25, 2016, by and between NC-47 Buyer and NC-47 Seller.

“UTPs” has the meaning set forth in the Recitals hereto.

Article II
PURCHASE AND SALE

Section 2.1     Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, (a) NC-31 Seller shall sell to NC-31 Buyer, and NC-31 Buyer shall purchase from NC-31 Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest in and to the NC-31 Acquired Membership Interests for the NC-31 Purchase Price, and (b) NC-47 Seller shall sell to NC-47 Buyer, and NC-47 Buyer shall purchase from NC-47 Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest in and to the NC-47 Acquired Membership Interests for the NC-47 Purchase Price.

Section 2.2     Purchase Price. The aggregate purchase price for the Acquired Membership Interests (the “Purchase Price”) shall be the sum of (a) the Closing Payment plus (b) any Earnout Payments payable pursuant to Section 2.4.

Section 2.3     Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Acquired Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., New York time, on the third (3rd) Business Day after the last of the conditions to Closing set forth in Article VI has been satisfied or waived (other than any condition which, by its nature, is to be satisfied on the Closing Date) (provided that if the last such condition to Closing has been satisfied or waived within five (5) Business Days of the last day of a calendar month and the Parties are able to effectuate the Closing on the last Business Day of such calendar month, then the Closing shall occur on the last Business Day of such calendar month) at the offices of Buyers in New York, New York, or at such other time or on such other date or at such other place as Sellers and Buyers may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.4     Earn-Out. Subject to the provisions of this Section 2.4, following the Closing, each Seller shall be entitled to receive additional payments (each, an “Earnout Payment”) from the applicable UTP based on the Actual Revenue received in any Earnout Year in excess of the applicable Base Case Revenue for such Earnout Year. Any such Earnout Payment shall be determined and paid in accordance with this Section 2.4.

(a)     Earnout Payment Calculation. For each Earnout Year, the Earnout Payment from the applicable UTP shall equal:

(A – B) x O

Where:

A     =     Actual Revenue received for such Earnout Year

B     =     Base Case Revenue for such Earnout Year

O     =      The applicable Ownership Share

If such calculation produces a positive amount, such amount shall be the amount of the Earnout Payment for such Earnout Year. If such calculation produces a negative amount, then no Earnout Payment shall be owing for such Earnout Year for such UTP.

(b)     Initial Determination and Review. No later than ninety (90) days after the end of each Earnout Year, Buyers shall deliver to Sellers a copy Buyers’ calculation of (i) the Actual Revenue for such Earnout Year and (ii) any Earnout Payment due to Sellers for such Earnout Year (collectively, the “Earnout Statement”). Sellers shall have thirty (30) days (the “Earnout Review Period”) from the date of their receipt of the Earnout Statement to review the Earnout Statement. During the Earnout Review Period, Sellers shall have reasonable access to the books and records of the Acquired Companies, in each case solely to the extent that such books and records relate to the Earnout Statement, and Buyers shall respond promptly to reasonable requests by Sellers for documents or information to the extent such documents and information are relevant to Sellers’ review of the Earnout Statement; provided, however, that such access and requests by Sellers shall be during normal business hours and in a manner that does not unreasonably interfere with the normal business operations of any Acquired Company or either Buyer.

(c)     Objection and Negotiated Resolution. On or prior to the last day of the Earnout Review Period, Sellers may object to the Earnout Statement, or any part thereof, by delivering to Buyers a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Earnout Objections”). If Sellers fail to deliver the Statement of Earnout Objections to Buyers before the expiration of the Earnout Review Period, the Earnout Statement and the associated determination of the Earnout Amount, or the determination that no Earnout Amount is due, shall be deemed to have been accepted by Sellers and shall be final and binding upon the Parties. If Sellers deliver the Statement of Earnout Objections to Buyers before the expiration of the Earnout Review Period, Buyers and Sellers shall negotiate in good faith to resolve Sellers’ objections within thirty (30) days after the delivery of the Statement of Earnout Objections (the “Earnout Resolution Period”), and, if the same are so resolved within the Earnout Resolution Period, the Earnout Statement, as modified by the written agreement of Sellers and Buyers (“Modification Agreement”), and the associated determination of the Earnout Amount (if any) shall be final and binding upon the Parties.

(d)     Dispute Resolution Process. If Sellers and Buyers fail to reach an agreement with respect to all of the matters set forth in the Statement of Earnout Objections before the expiration of the Earnout Resolution Period, then any amount remaining in dispute (“Disputed Earnout Amounts”) shall be submitted for resolution to the Independent Accountants who, acting as experts and not arbitrators, shall resolve the Disputed Earnout Amounts only and make any related adjustments to the Earnout Statement. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Earnout Amount must be within the range of values assigned to each such item in the Earnout Statement and the Statement of Earnout Objections, respectively. The fees and expenses of the Independent Accountants shall be paid by Sellers, on the one hand, and by Buyers, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyers, respectively, bears to the aggregate amount actually contested by Sellers and Buyers. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Earnout Amounts and their adjustments, if any, to the Earnout Statement shall be conclusive and binding upon the Parties. For the sake of clarity, any amounts not disputed by Sellers pursuant to a timely delivered Statement of Earnout Objections and any amounts that were timely disputed by Sellers but resolved by Buyers and Sellers pursuant to Section 2.4(c) shall not be subject to review by the Independent Accountants.

(e)     Payment. Buyers shall pay any Earnout Payment due to Sellers within thirty (30) days after the earliest of (i) the end of the Earnout Review Period if Seller does not deliver a Statement of Earnout Objections during the Earnout Review Period under Section 2.4(b), (ii) mutual execution of the Modification Agreement under Section 2.4(c), or (iii) issuance of the determination by the Independent Accountants under Section 2.4(d), such payment to be made by wire transfer of immediately available funds to such bank account as is directed by Sellers by written notice to Buyers.

(f)     Limitations. Each Buyer’s obligations under this Section 2.4 assumes there have been no changes to the Facilities, including any repowering, unplanned capital expenditures, addition of storage equipment or capabilities, or expansion or reduction in capacity. In the event of any such changes to the Facilities following the Closing Date, Buyers and Sellers shall negotiate in good faith to modify the calculation of the Earnout Payment to eliminate any increase in Actual Revenue attributable solely to capital expenditures and other improvements to the Facilities funded by Buyers.

Section 2.5     Holdback Amount. In the event that the disputed amounts owed to Duke Energy with respect to the NC-31 Facility interconnection agreement and NC-47 Facility interconnection agreement (as such disputes are set forth on Section 3.5 of the Disclosure Schedules, the “Disputed Amounts”) are resolved with Duke Energy for an amount less than the NC-31 Holdback Amount and NC-47 Holdback Amount, respectively, Buyers shall, within sixty (60) days of such resolution, pay to Sellers the portion of the Holdback Amount in excess of the amounts actually paid to Duke Energy in resolution of the disputes set forth on Section 3.5 of the Disclosure Schedules. In the event that the Disputed Amounts with respect to the NC-31 Facility and/or the NC-47 Facility are not claimed by Duke Energy by the two year anniversary of the date hereof, Buyers shall promptly pay such unclaimed amounts to Sellers; provided that if, following such two year anniversary and repayment to Sellers, Duke Energy claims any portion of the Disputed Amounts, Sellers agree to pay the amount of such Disputed Amounts as resolved with Duke Energy.

Section 2.6     Distribution True-Up. As soon as practicable following the Closing Date, the Parties will cooperate in good faith to determine the amount of unpaid cash distributions to which the Class B Members (as defined in the UTP LLCAs) were entitled pursuant to the UTP LLCAs during the period from the most recent distribution date by each UTP through the Closing Date (the “Distribution True-Up”). Promptly following the mutual agreement as to the amount of the Distribution True-Up (but no later than the next occurring cash distribution by the UTPs), Buyers shall pay to Sellers the Distribution True-Up. In furtherance of the foregoing, Buyers agree to cause the UTPs to reserve twenty percent (20%) from any cash distributions to Sellers following the Closing Date until the payment of the Distribution True-Up in accordance with this Section 2.6.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLERs

Each Seller, as of the date hereof and of the Closing Date, jointly and severally represents and warrants to Buyers as follows:

Section 3.1     Organization and Authority of Sellers and Parent. (a) Each Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Each Seller has all necessary limited liability company power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and the Transaction Documents to which it is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyers) this Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Transaction Document to which a Seller is a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document shall constitute a legal and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)     Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Parent has all necessary limited liability company power and authority to enter into the Transaction Documents to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. When each Transaction Document to which Parent is a party has been duly executed and delivered by Parent, (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document shall constitute a legal and binding obligation of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.2     Capitalization.

(a)     NC-31 Seller is the record owner of, and has good and valid title to, the NC-31 Acquired Membership Interests, free and clear of all Encumbrances (other than Permitted Encumbrances), and NC-47 Seller is the record owner of, and has good and valid title to, the NC-47 Acquired Membership Interests, free and clear of all Encumbrances (other than Permitted Encumbrances). All of the Acquired Membership Interests have been duly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, the preemptive rights of any Person or other similar rights in respect thereto other than Permitted Encumbrances.

(b)     There are no outstanding or authorized options, warrants, convertible securities or other similar rights, agreements, arrangements or commitments of any character relating to the Acquired Membership Interests or obligating either Seller to issue or sell any membership interest or any other interest in either UTP or pursuant to which either Seller or either UTP is or may become obligated to issue, sell, transfer, otherwise dispose of, register, purchase, return or redeem any equity interest in or other securities of either UTP or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any equity interest in or other securities of either UTP, in each case, other than Permitted Encumbrances, and no equity interests or other securities of either UTP are reserved for such purpose. Other than the UTP LLCAs, there are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Acquired Membership Interests.

Section 3.3     No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of such Seller or of the Acquired Companies; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller or the Acquired Companies; or (c) except as set forth in Section 3.3 of the Disclosure Schedules, require the consent of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, or result in the acceleration of, any Contract, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not be material. No consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Person is required by or with respect to either Seller or any Acquired Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except (i) as set forth in Section 3.3 of the Disclosure Schedules and (ii) such consents, approvals, permits, Governmental Orders, declarations, filings or notices the absence of which, in the aggregate, would not be material.

Section 3.4     Financial Statements. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements have been prepared in good faith from the books and records of each Acquired Company and fairly present in all material respects the financial condition of the applicable UTP and its consolidated subsidiaries as of the respective dates they were prepared and the results of the operations of such UTP and its consolidated subsidiaries for the periods indicated. The audited balance sheets of each UTP and its consolidated subsidiaries as of October 1, 2017 and December 31, 2017, as applicable, are referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. Neither Seller owns or holds any assets, including cash, of, used by or required by any Acquired Company or otherwise relating to the ownership or operation of either Facility.

Section 3.5     Undisclosed Liabilities. The UTPs and their consolidated subsidiaries do not have any liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except those which (a) are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; (b) have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount (and which do not relate to any Claim); or (c) are set forth on Section 3.5 of the Disclosure Schedules.

Section 3.6     Absence of Certain Changes, Events and Conditions; Compliance.

(a)     Except as expressly contemplated by this Agreement or as set forth on Section 3.6(a) of the Disclosure Schedules, from the Balance Sheet Date until the date of this Agreement, no Material Adverse Effect has occurred with respect to any Acquired Company.

(b)     Each Seller has complied in all material respects with its obligations under the Organizational Documents of each Acquired Company, including its obligations as the Managing Member of each UTP, has timely delivered all reports required to be delivered by it under the Organizational Documents of each Acquired Company (or has cured any failure to deliver such reports), and, except as set forth on Section 3.6(b) of the Disclosure Schedules, has timely filed all tax returns and other filings relating to the taxes of each Acquired Company required to be filed by it (or has cured any failure to conduct such timely filings). Neither Seller is in material breach or default of (i) any material terms and conditions of the Organizational Documents of each Acquired Company or (ii) any other Contract related to the Acquired Companies.

Section 3.7     Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Sellers’ Knowledge, threatened against or by either Seller or any Affiliate of either Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 3.8     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Seller, any of the Acquired Companies or any Affiliate thereof.

Section 3.9     Parent Guarantee. Concurrently with the execution and delivery of this Agreement, Parent has delivered to Buyers the Parent Guarantee, dated as of the date hereof, in favor of Buyers. The Parent Guarantee is in full force and effect and constitutes (assuming the due execution of this Agreement by the Parties) a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent under the Parent Guarantee.

Section 3.10     Books and Records. The Books and Records have been kept and maintained in all material respects as required by applicable Laws, and contain true, correct and complete copies of the governing documents, material meetings and consents in lieu of meetings of the members or managers of each Acquired Company, and such records accurately reflect in all material respects all transactions referred to in such minutes and consents.

Section 3.11     Accuracy of Information. The representations and warranties given by Sellers in this Agreement or any certificate, document or other instrument delivered by either Seller hereunder, do not contain any untrue statement of material fact, nor to the Knowledge of Sellers, do they omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading, taken as a whole.

Section 3.12     No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), neither Seller has made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquired Membership Interests furnished or made available to Buyers and their Representatives (including any information, documents or material made available to Buyers or furnished to Buyers in management presentations or in any other form in expectation of the transactions contemplated hereby).

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer, as of the date hereof and of the Closing Date, jointly and severally represents and warrants to Sellers as follows:

Section 4.1     Organization and Authority of Buyers. Each Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Each Buyer has all necessary limited liability company power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Buyer of this Agreement and the Transaction Documents to which it is a party, the performance by such Buyer of its obligations hereunder and thereunder, and the consummation by such Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of such Buyer. This Agreement has been duly executed and delivered by each Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Transaction Document to which a Buyer is a party has been duly executed and delivered by such Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document shall constitute a legal and binding obligation of such Buyer enforceable against such Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.2     No Conflicts; Consents. The execution, delivery and performance by each Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of such Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to such Buyer; or (c) except as set forth in Section 4.2 of the Disclosure Schedules, require the consent of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which such Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on such Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Person is required by or with respect to such Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except (i) as set forth in Section 4.2 of the Disclosure Schedules, and (ii) such consents, approvals, permits, Governmental Orders, declarations, filings or notices the absence of which would not have a material adverse effect on such Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.3     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Buyer or any Affiliate thereof.

Section 4.4    Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to either Buyer’s knowledge, threatened against or by either Buyer or any Affiliate of either Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.5     Investment Intent; Unregistered Securities. The Acquired Membership Interests to be held by the Buyer will be acquired for investment for its own account and not with a view to the distribution of any part thereof, without in any way affecting its right to dispose of its Membership Interests as permitted by the applicable UTP LLCA, and the Buyer has no present intention of selling, granting any participation in, or otherwise distributing, the same. It understands that the Acquired Membership Interests are characterized as a “restricted security” under federal and state securities laws inasmuch as such securities are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold in the absence of an effective registration statement covering such Membership Interests or an exemption from registration under federal and state securities laws.

Section 4.6     Accredited Buyer. The Buyer is an “accredited Buyer” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act of 1933, as amended. It has such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of purchasing the Acquired Membership Interests; it has independently evaluated the risks and merits of purchasing the Acquired Membership Interests and has independently determined that the Acquired Membership Interests is a suitable investment for it; and it has sufficient financial resources to bear the loss of its entire investment in the Acquired Membership Interests. It has received all the information it considers necessary or appropriate for deciding whether to acquire its respective Acquired Membership Interests and further represents that it has had an opportunity to ask questions and receive answers from the Seller regarding the terms and conditions of the offering of the Acquired Membership Interests.

Section 4.7     Regulation D Compliance. Neither the Buyer nor anyone acting on its behalf has offered any or all of the Acquired Membership Interests or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Buyer and not more than thirty-five (35) non-accredited Buyers, each of which has been offered the Acquired Membership Interests in a private sale for investment purposes only. Neither the Buyer nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of any or all of the Acquired Membership Interests or any similar securities to the registration requirements of Section 5 of the Securities Act of 1933, as amended.

Article V
COVENANTS

Section 5.1     Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyers (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause each Acquired Company to (a) conduct its business in the ordinary course of business consistent with past practice, and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Acquired Companies and to preserve the rights, franchises, goodwill and relationships of its personnel, customers, lenders, suppliers, regulators and others having business relationships with the Acquired Companies. From the date hereof until the Closing Date, except for the actions set forth in Section 5.1 of the Disclosure Schedules, and except as otherwise consented to in writing by Buyers (which consent shall not be unreasonably withheld or delayed), Sellers shall not cause or permit any Acquired Company to take any action that would cause any of the changes, events or conditions described in Section 3.6 to occur.

Section 5.2     Supplement to Disclosure Schedules. From time to time prior to the Closing, Sellers shall supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or of which it becomes aware after the date hereof. Any disclosure in any such supplement to the Disclosure Schedules shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.2 have been satisfied.

Section 5.3     [Intentionally Omitted].

Section 5.4     Confidentiality. Each Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of Confidentiality Agreement, information provided to such Buyer pursuant to this Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to confidential information relating solely to the Acquired Companies; provided, however, from and after the Closing each Seller will hold, and will cause its Affiliates and Representatives to hold, in strict confidence from any other Person all information and documents relating to the Facilities and the Acquired Companies, except any information or document (i) that is publicly available other than as a result of such Seller’s breach of this Section 5.4, (ii) that is required to be disclosed pursuant to applicable Law or Governmental Order, or (iii) whose disclosure is reasonably necessary for such Seller to exercise its rights or perform its covenants and obligations under this Agreement or any other Transaction Document. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of the first sentence of this Section 5.4 shall nonetheless continue in full force and effect.

Section 5.5     Governmental Approvals and Other Third-Party Consents.

(a)     Each Party shall, as promptly as possible, use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with each other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)     Notwithstanding anything in this Section 5.5 or elsewhere in this Agreement to the contrary, neither of the Buyers nor any of its Affiliates shall be required to (i) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or to hold separate, or (B) proffer, propose, negotiate, offer to effect or consent, commit or agree to any sale, divestiture, lease, licensing, transfer, disposal, divestment or other encumbrance of, or to hold separate, in each case before or after the Closing, any assets, licenses, operations, rights, businesses or interests of either Buyer or any of its Affiliates or of the Acquired Companies, or (ii) take or agree to take any other action, or agree or consent to any limitations or restrictions on the freedom of action with respect to, or its ability to own, retain or make changes in, any assets, licenses, operations, rights, businesses or interests of either Buyer or any of its Affiliates or of the Acquired Companies.

(c)     All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or the Acquired Companies with Governmental Authorities in the ordinary course of business consistent with past practice, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party or Parties hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give reasonable advance notice, to the extent practicable, to each other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d)     Sellers and Buyers shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.3 and Section 4.2 of the Disclosure Schedules; provided, however, that Sellers shall not be obligated to pay any material consideration therefor to any third party from whom consent or approval is requested.

Section 5.6     Closing Conditions. From the date hereof until the Closing, each Party shall, and Sellers shall cause each Acquired Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI.

Section 5.7     Public Announcements. Unless otherwise required by applicable Law including rules of any securities exchange (based upon the reasonable advice of counsel), no Party to this Agreement shall, nor shall it cause or permit any Affiliate to, make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of each Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 5.8     Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.9     Transfer Taxes. All transfer, documentary, sales, use, excise, stamp, registration, value added and other such Taxes, assessments, duties, fees, and other similar types of charges, including any penalties and interest (collectively, the “Transfer Taxes”), incurred in connection with this Agreement or any prior transaction (including any real property Transfer Tax, controlling interest Transfer Tax or other similar Tax) shall be borne fifty percent (50%) by Sellers on a joint and several basis and fifty percent (50%) by Buyers on a joint and several basis. Sellers shall timely file any tax return or other document with respect to such Transfer Taxes (and the other Parties shall cooperate with respect thereto as reasonably necessary).

Section 5.10     Post-Closing Reports. Notwithstanding the transactions contemplated hereby, each Seller agrees to provide (or arrange for Parent to provide) the reports and financial statements set forth on Exhibit 5.10 for the period set forth therein.

Section 5.11     UTP Guarantees; UTP LLCAs.     Buyers acknowledge and agree, for the benefit of Parent, that the obligations of Parent under the Guaranty by Parent in favor of NC-31 Buyer, dated as of July 29, 2016, and the Guaranty by Parent in favor of NC-47 Buyer, dated as of October 25, 2016 (together, the “UTP Guarantees”) terminate in full except with respect to any acts or omissions on the part of Sellers prior to the Closing Date, and Buyers hereby waive any claims under the UTP Guarantees (pursuant to Section 6 of the UTP Guarantees) with respect to any other matters so terminated. Sellers and Buyers acknowledge and agree that each Seller’s indemnification obligations under Article 11 of the applicable UTP LLCAs shall survive the Closing but only with respect to any acts or omissions on the part of Sellers prior to the Closing Date.

Article VI
CONDITIONS TO CLOSING

Section 6.1     Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)     No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)     Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities and other Persons referred to in Section 5.5(d) and Buyers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities and other Persons referred to in Section 5.5(d), in each case, in form and substance reasonably satisfactory to Buyers and Sellers, and no such consent, authorization, order and approval shall have been revoked.

(c)     The Replacement Tax Equity Guaranties shall have been delivered.

Section 6.2     Conditions to Obligations of Buyers. The obligations of each Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or such Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     The representations and warranties of Sellers contained in Article III that are not qualified by “material”, “materially”, “Material Adverse Effect”, “material adverse effect” or similar qualification or standard shall be true and correct in all material respects at and as of the Closing Date as of made on the Closing Date (except to the extent expressly made as of another date, in which case as of such other date).

(b)     The representations and warranties of Sellers contained in Articles III of this Agreement that are qualified by “material”, “materially”, “Material Adverse Effect”, “material adverse effect” or similar qualification or standard shall be true and correct in all respects at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of another date, in which case as of such other date).

(c)     Each Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(d)     Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) has been satisfied.

(e)     Buyers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the managers and members of such Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(f)     Buyers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying the names and signatures of the officers of such Seller authorized to sign this Agreement and the other documents to be delivered hereunder.

(g)     Each Seller shall have delivered, or caused to be delivered, to Buyer, a Membership Interest Assignment, duly executed by such Seller.

(h)     No Material Adverse Effect shall have occurred.

(i)     Each Seller shall have delivered to Buyer written resignations in form and substance reasonably satisfactory to Buyer, effective as of the Closing Date, of all of the officers, directors and managers of each Acquired Company appointed by such Seller, if any.

(j)     The Parties shall have agreed on an adjustment to the NC-31 Closing Purchase Price and the NC-47 Closing Purchase Price, in each case to the extent necessary to reflect certain operational and management costs, including those related to vegetative management, drainage control and reconciliation of accounts.

Section 6.3     Conditions to Obligations of Sellers. The obligations of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or such Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     The representations and warranties of Buyers contained in Article IV that are not qualified by “material”, “materially”, “Material Adverse Effect”, “material adverse effect” or similar qualification or standard shall be true and correct in all material respects at and as of the Closing Date as of made on the Closing Date (except to the extent expressly made as of another date, in which case as of such other date).

(b)     The representations and warranties of Buyers contained in Article IV of this Agreement that are qualified by “material”, “materially”, “Material Adverse Effect”, “material adverse effect” or similar qualification or standard shall be true and correct in all respects at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of another date, in which case as of such other date).

(c)     Each Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(d)     Sellers shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of each Buyer, that each of the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) has been satisfied.

(e)     Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the managers and members of such Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(f)     Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Buyer certifying the names and signatures of the officers of such Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

(g)     NC-31 Buyer shall have delivered to NC-31 Seller cash in an amount equal to the sum of (x) the NC-31 Closing Payment less (y) the NC-31 Holdback Amount, by wire transfer in immediately available funds, to an account or accounts designated at least two (2) Business Days prior to the Closing Date by NC-31 Seller in a written notice to NC-31 Buyer.

(h)     NC-47 Buyer shall have delivered to NC-47 Seller cash in an amount equal to the sum of (x) the NC-47 Closing Payment less (y) the NC-47 Holdback Amount, by wire transfer in immediately available funds, to an account or accounts designated at least two (2) Business Days prior to the Closing Date by NC-47 Seller in a written notice to NC-47 Buyer.

Article VII
INDEMNIFICATION

Section 7.1     Survival. Subject to the limitations and other provisions of this Agreement and except for fraud, intentional misrepresentation or willful misconduct, the representations and warranties of (a) Sellers contained in Article III and all Claims with respect thereto shall terminate on the date that is eighteen (18) months from the Closing Date and (b) Buyers contained in Article IV and all Claims with respect thereto shall terminate on the date that is eighteen (18) months from the Closing Date, except that (i) the Seller Fundamental Representations, (ii) the Buyer Fundamental Representations and (iii) all Claims with respect to clauses (i) and (ii) above shall survive Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitation giving effect to any extensions thereof. All of the covenants and agreements of the Parties contained in this Agreement, which, by their terms, are to be performed or complied with in their entirety at or prior to the Closing, and all Claims with respect thereto, shall survive Closing until fully performed. All of the covenants and agreements of the Parties contained in this Agreement which, by their terms, are to be performed or complied with in whole or in part following the Closing, and all Claims with respect thereto, shall survive Closing for the period (A) provided in such covenants and agreements, if any, or until fully performed in accordance with their respective terms plus (B) an additional sixty (60) days. All liability of Sellers and Buyers, as applicable, with respect to representations, warranties, covenants and agreements shall terminate at the end of the survival period corresponding thereto as set forth in this Section 7.1. Notwithstanding the foregoing, any Claims asserted in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such Claims shall survive until finally resolved.

Section 7.2     Indemnification By Sellers. Subject to the other terms and conditions of this Article VII, each Seller, jointly and severally, shall indemnify each Buyer and its Affiliates (including, after the Closing, the Acquired Companies) and Representatives, and all heirs, executors, personal representatives, successors and assigns of the foregoing (collectively, the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any Buyer Indemnified Party based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of either Seller contained in this Agreement;

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by either Seller pursuant to this Agreement; or

(c)     each Seller’s respective Ownership Share of any amounts required to be contributed by the members of each UTP to the UTP pursuant to the terms of the applicable UTP LLCA with respect to the period relating prior to the Effective Time, whether or not due prior to or after the Effective Time.

Section 7.3     Indemnification by Buyers. Subject to the other terms and conditions of this Article VII, each Buyer, jointly and severally, shall indemnify each Seller and its Affiliates and Representatives, and all heirs, executors, personal representatives, successors and assigns of the foregoing (collectively, the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any Seller Indemnified Party based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of either Buyer contained in this Agreement; or

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by either Buyer pursuant to this Agreement.

Section 7.4     Certain Limitations. The Buyer Indemnified Party or Seller Indemnified Party making a claim under this Article VII is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:

(a)     The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.2(a) or Section 7.3(a), as the case may be, (i) until the aggregate amount of all Losses for which indemnification is sought under Section 7.2(a) or Section 7.3(a) exceeds an amount equal to two percent (2%) of the Closing Payment (the “Deductible”), at which time the Indemnifying Party shall only be liable for indemnification under Section 7.2(a) or Section 7.3(a) for Losses in excess of the Deductible. Notwithstanding the foregoing, the Deductible shall not apply to any claim for indemnification under Section 7.2(a) or Section 7.3(a) with respect to fraud, intentional misrepresentation or willful misconduct, and to any inaccuracy in or breach of any representation or warranty contained in the Seller Fundamental Representations or the Buyer Fundamental Representations, as applicable or breach of any covenants or agreements.

(b)     The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.2(a) or Section 7.3(a) as the case may be, shall not exceed an amount equal to fifty percent (50%) of the Closing Payment; provided, however, that (x) the aggregate amount for all Losses for which any Indemnifying Party shall be liable pursuant to Section 7.2(a) or Section 7.3(a) as the case may be, with respect to any inaccuracy in or breach of any representation or warranty contained in the Seller Fundamental Representations or the Buyer Fundamental Representations, as applicable, shall not exceed any amount equal to one hundred percent (100%) of the Purchase Price, and (y) such limitation shall not apply to any claim (i) hereunder with respect to fraud, intentional misrepresentation or willful misconduct or (ii) for breach of any covenants or agreements.

(c)     Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Losses shall be limited to the net amount of any Losses that remains after deducting therefrom any insurance proceeds (net of any costs of collection, deductible, retroactive premium adjustment, reasonably foreseeable premium increases, reimbursement obligation or other out-of-pocket costs directly related to the insurance claim in respect of Losses) and/or any indemnity, contribution or other similar payment (net of any costs or expenses) actually received by the Indemnified Party or any of its Affiliates from any Person other than the Indemnifying Party with respect to the matter in respect of which the indemnification claim under Section 7.2 or Section 7.3 was made. Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses that any Indemnified Party asserts under this Article VII.

(d)     Anything to the contrary in this Agreement notwithstanding, (i) neither Seller shall have any right to seek contribution from any Acquired Company with respect to all or any part of any of such Seller’s indemnification obligations under this Article VII, and (ii) for the exclusive purpose of determining the amount of the Losses resulting from a breach or inaccuracy of a representation, warranty, or covenant of either Buyer or either Seller, any “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained in such representation, warranty or covenant giving rise to the claim of indemnity hereunder shall in each case be disregarded and without effect (as if such standard or qualification were deleted from such representation or warranty).

(e)     The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties and, accordingly, a Party shall, subject to the terms and conditions of this Agreement, be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another Party notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach, provided that “representation” and “warranty” in this clause (e) shall mean, for avoidance of doubt, representations and warranties as modified by the Disclosure Schedule.

(f)     Payments due to Buyer Indemnified Parties under this Article VII may be accomplished in whole or in part, at the option of the Buyer Indemnified Parties, by the Buyer Indemnified Parties setting off a corresponding amount owed to either Seller or its Affiliates by either Buyer or its Affiliates (including the Acquired Companies) under this Agreement, provided that written notice of such intent to set off is delivered to Seller reasonably in advance of the exercise of such set off.

(g)     Except for any Third-Party claims under Section 7.5(a) and any damages or lost profits that are reasonably foreseeable, no Party to this Agreement shall be liable to the other Party for special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, loss of opportunity, increased financing costs, or Losses calculated by reference to any multiple of earnings or earnings before interest, Tax, depreciation or amortization (or any other valuation methodology), whether based on contract, tort, strict liability or otherwise, and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault for any matter relating to this Agreement or the transactions contemplated hereby.

Section 7.5     Indemnification Procedures.

(a)     Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice by the Indemnified Party shall, to the extent practicable, describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s cost and expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that such Claim does not involve (i) a conflict of interest between the Indemnifying Party or its selected counsel, on the one hand, and the Indemnified Party, on the other hand, (ii) any defenses that the Indemnified Party could make in good faith that the Indemnifying Party could not make in good faith or otherwise under applicable Law or rules of professional conduct, (iii) any request by the Third Party for an injunction (whether temporary or permanent) or other remedy in equity which if successful could reasonably be expected to adversely affect the business, assets or operations of either Buyer or its Affiliates (including the Acquired Companies). In the event that the Indemnifying Party is permitted to assume the defense of any Third-Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.5(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers and Buyers shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.4) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket costs and expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)     Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)     Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.6     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.7     Exclusive Remedies. Subject to Section 9.11 and except for fraud, intentional misrepresentation or willful misconduct, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, and any and all claims relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing and except for fraud, intentional misrepresentation or willful misconduct, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, and any and all claims relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.11.

Article VIII
TERMINATION

Section 8.1     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by the mutual written consent of Sellers and Buyers;

(b)     by Buyers by written notice to Sellers if:

(i)     Buyers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by either Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by the Drop Dead Date; or

(ii)     any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of either Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)     by Sellers by written notice to Buyers if:

(i)     Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by either Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by such Buyer by the Drop Dead Date; or

(ii)     any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of either Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)     by Buyers or Sellers by written notice to the other in the event that:

(i)     there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)     any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.2     Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:

(a)     as set forth in Section 5.4, this Article VIII and Article IX; and

(b)     that nothing herein shall relieve any Party from liability for any intentional, willful and material breach of any provision hereof.

Article IX
MISCELLANEOUS

Section 9.1     Expenses. Except as otherwise expressly provided herein (including Section 5.9), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.2     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.2):

If to Sellers:	c/o VivoPower USA LLC
140 Broadway, 28th Floor
New York, NY 10005
E-mail: notice@vivopower.com
Attention: Director of Finance

with a copy to:	c/o VivoPower USA LLC
140 Broadway, 28th Floor
New York, NY 10005
E-mail: nicholas.olmsted@vivopower.com
Attention: Nicholas Olmsted

If to Buyers:	New Energy Solar US Corp.
140 Broadway, 28th Floor
New York, New York 10005
E-mail: assetmanager@newenergysolar.com.au
Attention: Asset Manager

with a copy to:	Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, Wisconsin 53202
E-mail: dwclark@foley.com
Attention: David W. Clark

Section 9.3     Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.4     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.5     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.6     Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.7     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign any of its rights or delegate or cause to be assumed any of its obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No permitted assignment, delegation or assumption shall relieve the Party effectuating the same of any of its obligations hereunder. Notwithstanding the foregoing, (i) each Buyer may assign all of its rights and obligations hereunder to any of its Affiliates; provided, that no such assignment will release such Buyer from any liabilities or obligations hereunder, and (ii) each Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institution(s) for the purposes of financing or refinancing, or by way of assignments, transfers, conveyances or dispositions in lieu thereof; provided, however, that no such assignment or disposition shall relieve or in any way discharge such Buyer or such assignee from the performance of its duties and obligations under this Agreement. Each Seller agrees to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder so long as such Seller’s rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

Section 9.8     No Third-Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.9     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)     ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.10(c).

Section 9.11     Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.13     Non-recourse. This Agreement and the Transaction Documents may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Membership Interest Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Sellers:

VIVOPOWER US-NC-31 LLC

By:	/s/Carl Weatherley-White
Name:	Carl Weatherley-White
Title:	Chief Financial Officer and Secretary

VIVOPOWER US-NC-47 LLC

By:	/s/Carl Weatherley-White
Name:	Carl Weatherley-White
Title:	Chief Financial Officer and Secretary

[Signature Page to Membership Interest Purchase Agreement]

Buyers:

NES US NC-31 LLC

By:	Tom Kline
Name:	Thomas Oliver Kline
Title:	Vice President

NES US NC-47 LLC

By:	Tom Kline
Name:	Thomas Oliver Kline
Title:	Vice President

[Signature Page to Membership Interest Purchase Agreement]